Exhibit 16.1

June 6, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: CORNERSTONE BANCSHARES, INC. & CIK # 0001038773

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Hazlett, Lewis & Bieter, PLLC (HLB), which was the independent registered public accounting firm of Cornerstone Bancshares, Inc. (the Company).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 6, 2013. We agree with the Company’s statements concerning HLB and our firm in such Form 8-K.

Sincerely,

/s/ Mauldin & Jenkins, LLC

MAULDIN & JENKINS, LLC